High River Limited Partnership
                        c/o Icahn Associates Corp.
                           114 W. 47th Street
                           New York, NY 10036


                                                       November 2, 1996





Dear          :

This will confirm our understanding as follows:

      1. You have agreed with Thomas Rattigan ("Rattigan") that you will serve as an alternate designee (an "Alternate") to become a member of a slate of nominees which is being assembled by Rattigan ("Rattigan Slate") to stand for election as directors of RJR Nabisco Holdings Corp.("RJR") in connection with a proxy contest with management of RJR in respect of the election of directors of RJR at the 1997 Annual Meeting of Stockholders of RJR (the "1997 Annual Meeting"), expected to be held in April 1997, or a special meeting of stockholders of RJR (a "Special Meeting") called for a similar purpose (the "Proxy Contest"). In your capacity as an Alternate, you have further agreed with Rattigan that, if requested by Rattigan, you will become a member of the Rattigan Slate. You acknowledge that such request by Rattigan may be made by Rattigan at any time prior to the date of the 1997 Annual Meeting or the Special Meeting, as the case may be, in the event that any one or more of the persons then designated to serve as a member of the Rattigan Slate is unwilling or unable to do so.

      2. You are aware that the undersigned has entered into an agreement with Rattigan pursuant to which the undersigned has agreed to pay the costs of the Proxy Contest.

      3. You and the undersigned have agreed that: (i) you will be paid the sum of $10,000 by the undersigned upon signing this agreement; (ii) you will be paid an additional $15,000 in the event you are requested by Rattigan to become a member of the Rattigan Slate and you, in fact, do so; and (iii) if you serve on the Rattigan Slate, the undersigned will pay you an additional $25,000 promptly after it is determined that you have not been elected to the RJR board of directors.

      4. You understand that the Rattigan Slate will run for election on a platform which advocates the prompt spinoff of Nabisco Holdings Corp. ("Nabisco") to stockholders of RJR and that the proxy statement and other proxy material to be provided to shareholders of RJR regarding the election of the Rattigan Slate (collectively, the "Proxy Statement") will disclose, among other things, that, if they are elected as directors, the members of the Rattigan Slate intend to (a) appoint Rattigan as the new Chief Executive Officer of RJR,(b) increase the dividend paid to RJR stockholders to $2.00 per share and maintain such dividend following the spinoff, (c) in consultation with representatives of the executive branch of the government, plaintiffs' attorneys groups, members of Congress and representatives of other tobacco companies, seek to develop and implement an industry-wide legislative settlement of current and future tobacco litigation claims and
(d) not to adopt a shareholder rights plan (commonly known as a poison pill) for either RJR or Nabisco. Given that understanding, you have informed the undersigned that you are in agreement with the specific platform items and, if you serve on the Rattigan Slate and are elected to the board of directors of RJR, presently intend to take such action, acknowledging that you are not, and cannot be, bound to do so.

      5. You understand that the Proxy Statement will disclose that, if elected, the members of the Rattigan Slate intend to, during the first year following their election, adopt Compensation arrangements which would give non-employee directors of RJR, including yourself (if you serve on the Rattigan Slate and are elected), compensation similar to the compensation currently provided by RJR to its non-employee directors, except that it is contemplated that each non-employee director would receive two-year options to purchase no more than 50,000 shares of RJR at a price of no less than $30 per share and that such recipients would not be entitled to any annual grants of options for at least two years after the date such 50,000 options are granted.

      6. You understand that, pursuant to the By-Laws of RJR, it will be difficult, if not impossible, for Rattigan to replace nominees or Alternates who, such as yourself, have agreed to serve on the Rattigan Slate and later change their minds and determine not to serve on the Rattigan Slate or seek election. Accordingly, the Rattigan Slate is relying upon your agreement to seek nomination if requested to do so. In that connection, you are being supplied with questionnaires in which you will provide Rattigan and the undersigned with information necessary for Rattigan and/or the undersigned to make appropriate disclosure both to RJR and for use in creating the proxy material to be sent to stockholders of RJR and to be filed with the Securities and Exchange Commission. You have agreed that (i) you will immediately complete and sign the questionnaire and return it to Rattigan and (ii) your responses to the questions contained therein will be true and correct in all respects. In addition, you have agreed that, concurrently with your execution of this letter, you will execute a letter or other instrument directed to RJR informing RJR that you consent to being a nominee of the undersigned for the election as a director of RJR and, if elected, consent to serving as a director of RJR.

      7. The undersigned hereby agrees that, so long as you actually serve as an Alternate or on the Rattigan Slate, the undersigned will defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys' fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof relating to your role as an Alternate and/or as a nominee for director of RJR on the Rattigan Slate. Your right of indemnification hereunder shall continue after the election has taken place but only for events which occurred during the period from the date hereof until the date of the 1997 Annual Meeting or special meeting of stockholders regarding the election of Rattigan Slate in the event that you are a candidate for election at such special meeting or remain an Alternate through such date. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf which occurs prior to the date hereof or subsequent to the 1997 Annual Meeting or such earlier time as you are no longer an Alternate or a nominee of the Rattigan Slate for election to RJR's Board of Directors. Nothing herein shall, be construed to provide you an indemnity in the event you are found to have engaged in a violation of any provision of state or federal law in connection with the Proxy Contest unless you demonstrate that your action taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Rattigan Slate or if you acted in a manner which constitutes gross negligence or willful misconduct. In the event that you shall make any claim for indemnification hereunder, you shall promptly notify the undersigned in the event of any third-party claims actually made against you or known by you to be threatened. In addition, with respect to any such claim, the undersigned shall be entitled to defend you with counsel of its choice. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes a release of you from any and all liability in respect of such claim.

      8. Each of us recognizes that should you be elected to the Board of Directors of RJR all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duty to the stockholders of RJR and, as a result, that there is, and can be, no agreement between you and the undersigned which governs the decisions which you will make as a director of RJR, including, without limitation, the matters described in paragraph 4 above.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

                                          Very truly yours,


                                          High River Limited
                                          Partnership
                                          By Riverdale LLP, General
Partner

                                          By_______________________
                                          Authorized Signatory

Agreed to and Accepted
as of the date first
above written


________________________
                     High River Limited Partnership
                        c/o Icahn Associates Corp.
                           114 W. 47th Street
                           New York, NY 10036


                                                       November 2, 1996





Dear             :


            Reference is made to the letter agreement (the
"Agreement"), of even date herewith, between High River
Limited Partnership ("High River") and you regarding your nomination (or potential nomination) to stand for election as a director of RJR Nabisco Holding Corp. ("RJR") on a slate of nominees which is being assembled by Thomas
Rattigan. Except as otherwise defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Agreement.

            This letter will clarify our understanding contained in Paragraph 7 of the Agreement that your right of indemnification from High River contained in said Paragraph 7 shall apply to any civil, criminal, administrative or arbitrative action, suit or proceeding, any appeal thereof (collectively, an "Action"), relating solely to your role as a nominee (or an alternate nominee, as the case may be) for director of RJR on the Rattigan Slate, whether such Action is commenced, or the events giving rise to such Action occurred, on, before or after the date of the 1997 Annual Meeting; provided, however, that such indemnification obligation by High River shall not arise or apply with respect or to the extent relating to any actions taken by you as a director of RJR, if you are elected.

            Except as specifically provided above, nothing contained in the letter shall be deemed to have amended or modified any of the terms or provisions of the Agreement in any way, including, without limitation, Paragraph 7 thereof.


                                          Very truly yours,


                                          High River Limited
                                          Partnership
                                          By Riverdale LLP, General
Partner

                                          By_______________________
                                          Authorized Signatory